Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY ANNOUNCES SALE OF A 40,975 ACRE TIMBER DEED
TO RESOURCE MANAGEMENT SERVICE

WaterSound, Florida – (April 1, 2011) – The St. Joe Company (NYSE: JOE) announced today that it has completed the sale of a 40,975 acre timber deed to an investment fund managed by Resource Management Service (“RMS”) for a price of $55.9 million.

“This sale allows St. Joe to accelerate the monetization of a small portion of our standing timber, while retaining the ownership of the underlying land and the long-term options to capitalize on future real estate development opportunities,” said Hugh Durden, interim Chief Executive Officer.

Under the terms of the timber deed, RMS has the right to harvest or sell the standing timber on specified stands for a period of up to 20 years. The ages of the timber deed stands range from 15 to 30 years, and are located in Gulf and Calhoun counties, Florida. As individual tracts of land are released by RMS following final harvest, the use of the land reverts immediately back to St. Joe for subsequent reforestation and ongoing timber production, rural land sales, or real estate development.

“The professionals at RMS have a strong track record of sound timberland management, and we look forward to working closely with them in the coming years,” said Will Sonnenfeld, Senior Vice President Forestry and Land Sales.

More information regarding the transaction will be available in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About St. Joe

The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner.  St. Joe is primarily engaged in real estate development and sales, with significant interests in timber.  More information about the Company can be found on its website at www.joe.com.

About RMS
RMS is a vertically-integrated, privately-held timber investment manager serving institutional investors, including pension funds, endowments, foundations and family offices.  RMS manages timberland assets throughout the U.S. South, as well as in Brazil and China.  With current assets under management of approximately US$4 billion, RMS is one of the largest timber investment managers in the world. More information about the Company can be found on its website at www.resourcemgt.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions.  Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized.  Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements.  Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q.

© 2011, The St. Joe Company. “St. Joe,”and the “Taking Flight” design are service marks of The St. Joe Company.

St. Joe Investor Contact:
David Childers
904.301.4302
dchilders@joe.com

St. Joe Media Contact:
Liz Pierce
850.588.2222
liz.pierce@joe.com